Exhibit 4.11

Form 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Reporting Issuer

Emerald Health Therapeutics, Inc. (the “Company”)
PO Box 24076, 4420 West Saanich Road
Victoria, British Columbia V8Z 7E7

Item 2.	Date of Material Change

May 15, 2018

Item 3.	News Release

A news release was disseminated on May 15, 2018 through GlobeNewswire and subsequently filed on SEDAR.

Item 4.	Summary of Material Changes

The Company announced that it entered into a binding term sheet with a single Canadian institutional accredited investor (the “Investor”) under which the Investor agreed to purchase 4,000,000 units of the Company (the “Units”) at a price of $4.20 per Unit for total gross proceeds of $16,800,000. The Investor also agreed to purchase from Emerald Health Sciences Inc. (“Sciences”), a control person of the Company, 2,000,000 common shares held by Sciences at a price of $4.20 per share.

Item 5.	Full Description of Material Change

The Company announced that it entered into a binding term sheet with the Investor under which the Investor agreed to purchase 4,000,000 Units at a price of $4.20 per Unit for total gross proceeds of $16,800,000(the “Offering”). The Investor also agreed to purchase from Sciences, a control person of the Company, 2,000,000 common shares held by Sciences at a price of $4.20 per share (the “Secondary Sale”).

Each Unit will consist of one common share of the Company and one common share purchase warrant (a “Warrant”). Each Warrant will entitle the Investor to acquire one common share of the Company (a “Warrant Share”) at a price of $5.20 per Warrant Share for a period of eighteen months following the closing of the Offering, subject to accelerated expiry provisions.

The Units and common shares to be sold under the Secondary Sale will be offered by way of a shelf prospectus supplement to be filed in all of the provinces of Canada, except Quebec, pursuant to National Instrument 44-101 - Short Form Prospectus Distributions.

The Company intends to use the net proceeds of the Offering to fund the completion of its recently acquired Agro-Biotech facility in Quebec, working capital, and general corporate purposes.

Item 6.	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7.	Omitted Information

Not applicable.

Item 8.	Executive Officer

For further information, please contact:
Chris Wagner
Chief Executive Officer
Telephone: 1.800.757.3536 ext.720

Item 9.	Date of Report

May 15, 2018

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